Exhibit 21.1

List of Subsidiaries

Exact name of Registrant as Specified in its Charter	State or Other Jurisdiction of Incorporation or Organization
Larkfield Equipment Corp. New York	New York
Sbarro America, Inc. New York	New York
Sbarro America Properties, Inc. New York	New York
Sbarro’s of Texas, Inc. Texas	Texas
Corest Management, Inc. New York	New York
Sbarro of Virginia, Inc. Virginia	Virginia
Demefac Leasing Corp. New York	New York
Melville Advertising Agency, Inc. New York	New York
Sbarro New Hyde Park, Inc. New York	New York
Sbarro Express LLC New York	New York
Umberto Huntington, LLC	New York
Sbarro Blue Bell Express, LLC Pennsylvania	Pennsylvania
Umberto Deer Park, LLC	New York
Umberto Hauppauge, LLC New York	New York
Umberto Hicksville, LLC New York	New York
Umberto Syosset, LLC New York	New York
Mama Sbarro’s of East Meadow, LLC	New York
Carmela’s, LLC	New York
Carmela’s of Kirkman, LLC	New York
Umberto at the Source, LLC	New York
Umberto White Plains, LLC New York	New York
Sbarro Commack, Inc.	New York
Sbarro of Las Vegas, Inc.	New York
Sbarro Properties, Inc.	New York
Sbarro Pennsylvania, Inc.	Pennsylvania
Sbarro of Longwood, LLC	New York
Sbarro Venture, Inc.	New York
Puerto Rico SB, LLC	Puerto Rico
Sbarro Dominion, Ltd.	Canada
Sbarro International Services Limited	England
Carmela’s of Kirkman Operating, LLC (50%)	Florida
Sbarro Queens Crossing, LLC (50%)	New York
Sbarro Hong Kong, Ltd.	Hong Kong
Sbarro Beirut, Ltd.	Beirut
Sbarro Restaurant India, Limited	India